Exhibit 99.1
                                  NEWS RELEASE

    OCTOBER 30, 2000  FIBERCORE ANNOUNCES $ 94 MILLION MULTI-YEAR CONTRACT

CHARLTON, MA-- (BUSINESS WIRE)--FiberCore, Inc. (OTC BB: FBCE) FiberCore, a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it received a revised contract for single-mode optical fiber from an existing South American customer valued at approximately $ 94 million, of which $73 million is guaranteed under a "take or pay" provision. In addition, payments of $6 million over the next eight months are scheduled in advance of shipment. This contract supercedes an earlier contract for $ 27 million, previously announced on August 2nd; product will be shipped throughout 2000, 2001, 2002, and 2003 from Xtal, FiberCore's newly acquired facility in Brazil.

Dr. Mohd Aslami, President and CEO, stated, "Unlike the softness in the component sector recently reported by several companies, the upward revision as well as the favorable terms of the contract from a major cabler represents continued evidence of the strength of the optical fiber market."

In addition to our standard multi-mode and single-mode fiber, we offer GigaGrade multi-mode fibers which are optimized to provide long link lengths at Gigabit speeds in laser-based systems, and guarantees high bandwidths when used with LED's (using overfilled launch).

The company also offers a line of ValuGrade[registered trademark] and EconoGrade[registered trademark] optical fibers. These fibers are available in single-mode and multi-mode designs, and are ideally suited for Feeder Loop, Fiber-to-the Curb, (FTTC), Fiber-to-the Home (FTTH) and Fiber-to-the Desk (FTTD) applications.